News Release
Cenveo Withdraws Proposal to Acquire Banta

STAMFORD, CT - (October 31, 2006) - Cenveo, Inc. (NYSE: CVO) today announced that it sent the following letter to Banta Corporation (NYSE: BN):

October 31, 2006

Ms. Stephanie A. Streeter
Chairman, President and CEO
Banta Corporation
225 Main Street
Menasha, WI 54952-2003

Dear Ms. Streeter:

I am disappointed (but not surprised) that Banta has not accepted or even entered into discussions with us regarding our proposal to acquire Banta for $50 per share (or $34 per share if the acquisition is completed after the record date for your “special” dividend). Since you have had plenty of time to review our proposal and have not responded at all, Cenveo has no other choice but to withdraw its current and all prior proposals to acquire Banta.

As I have stated before, the $50.00 per share offer was a fair and full offer for Banta and represented a significant premium to Banta’s share price. It is apparent to me that you continue to hide behind Banta’s poison pill and a purported review of strategic alternatives to avoid our proposal and the value it creates for your shareholders. Your entrenchment and lack of responsiveness to our proposal is clearly, in my opinion, not in the best interests of the Banta. I believe that you and your board have not fulfilled your fiduciary responsibility to Banta’s shareholders. You must now consider the ramifications of your actions to ignore us.

Your current and future business plan is flawed and your $35 million cost savings plan is a joke. I believe that you will need to eliminate at least $75 million in costs for Banta to be competitive during the next few years.

After you pay a dividend that no one wants and your stock price drops down to the twenties, you will understand what I have been trying to tell you all along - Banta’s senior leadership is not experienced and does not fully understand what is happening in the printing industry today. Your people just don’t get it. Our management team’s skill set of reducing expenses and delivering results over many years is the perfect solution for Banta’s future success and your obligations to Banta’s shareholders. Under its current leadership Banta is a ship floating on borrowed time that is about to sink.

CENVEO, INC.

By:	/s/ Robert G. Burton, Sr.
Robert G. Burton, Sr.
Chairman and CEO

cc:   Jameson Adkins Baxter
John F. Bergstrom
Henry T. DeNero
David T. Gibbons
Janel S. Haugarth
Pamela J. Moret
Paul C. Reyelts
Ray C. Richelsen
Michael J. Winkler

###

Cenveo is one of North America's leading providers of print and visual communications, with one-stop services from design through fulfillment. The Company's broad portfolio of services and products include commercial printing, envelopes, labels, packaging and business documents delivered through a network of production, fulfillment and distribution facilities throughout North America.

________________________

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and our ability to successfully integrate acquisitions; (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness exacerbating the above factors; (5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services; (9) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company's facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries; (18) dependence on key management personnel; (19) customer product acceptance; (20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company's business. Additional information regarding these and other factors may be contained in the Parent's filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

These risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cenveo's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo's other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.